Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors

City Office REIT, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-218419) on Form S-3 and (No. 333-195703) on Form S-8 of City Office REIT, Inc. of our report dated December 14, 2017 with respect to the statement of revenues and certain expenses for the year ended December 31, 2016 for the San Diego Portfolio, which report appears in Form 8-K/A of City Office REIT, Inc. dated December 14, 2017.

/s/ KPMG LLP

Chartered Professional Accountants
Vancouver, Canada
December 14, 2017